As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-53340

Registration No. 333-76079

Registration No. 333-124567

Registration No. 333-172357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-53340

POST-EFFECTIVE AMENDMENT NO. 6 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-76079

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-124567

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-172357

Under THE SECURITIES ACT OF 1933

_______________

BLUEFLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13- 3612110
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

42 West 39th Street

New York, New York 10018

(Address of Principal Executive Offices and Zip Code)

Bluefly, Inc. 2000 Stock Option Plan

Bluefly, Inc. 1997 Stock Option Plan

Bluefly, Inc. 2005 Stock Incentive Plan

(Full titles of the plans)

James Gallagher

Chief Financial Officer

Bluefly, Inc.

42 West 39th Street

New York, New York 10018

(Name and address of agent for service)

(212) 944-8000

(Telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Bluefly, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-53340, registering an aggregate of 1,500,000 shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”) issuable under the Bluefly, Inc. 2000 Stock Option Plan;

•	Registration Statement No. 333-76079, registering an aggregate of 14,227,157 shares of the Registrant’s Common Stock under the Bluefly, Inc. 1997 Stock Option Plan; and

•	Registration Statement No. 333-124567, registering an aggregate of 17,886,473 shares of the Registrant’s Common Stock under the Bluefly, Inc. 2005 Stock Incentive Plan.

•	Registration Statement No. 333-172357, registering an aggregate of 3,086,392 shares of the Registrant’s Common Stock under the Bluefly, Inc. 2005 Stock Incentive Plan.

On May 23, 2013, Runway Acquisition Sub, Inc. (the “Purchaser”), an affiliate of Clearlake Capital Group, L.P. (“Clearlake”), purchased from entities affiliated with the four principal stockholders (the “Principal Stockholders”) of the Registrant: Rho Ventures VI, LP; Quantum Industrial Partners LDC; Maverick Fund USA, Ltd., Maverick Fund, L.D.C., and Maverick Fund II, Ltd.; and Prentice Consumer Partners, LP all of the shares of the Common Stock owned by the Principal Stockholders, which represented approximately 89% of the outstanding shares of the Common Stock, for a purchase price of $0.0076 per share.

 On the same day, the Registrant entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the Purchaser. The Purchase Agreement provided, among other things, for the sale by the Registrant of 2,850,000 newly issued shares of the Common Stock (the “Purchased Shares”) to the Purchaser. The acquisition of the Purchased Shares, together with the acquisition of the shares from the Principal Stockholders, resulted in the ownership by the Purchaser of an amount of shares of the Common Stock in excess of 90% of the then outstanding shares of the Common Stock. In accordance with the terms of the Purchase Agreement, on May 23, 2013 the Purchaser consummated a “short form” merger (the “Merger”) pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”). On May 23, 2013, the Purchaser merged with and into the Registrant, with the Registrant surviving.

As a result of the Merger, each issued and outstanding share of the Common Stock (other than shares of Common Stock owned by the Purchaser or by Clear Mode, LLC, an affiliate of Clearlake and the sole stockholder of the Purchaser, shares of common stock held by the Registrant as non-voting treasury shares, and shares of the Common Stock for which the holder thereof demands and perfects such holder’s right to an appraisal in accordance with the applicable provisions of the DGCL) were converted into the right to receive $0.10 in cash per share, without interest.

As a result of the foregoing transactions, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 3, 2013.

BLUEFLY, INC.

By:	/s/ James Gallagher
James Gallagher
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Arta Tabaee	Secretary and Director	June 3, 2013
Arta Tabaee

/s/ Behdad Eghbali	Vice President and Director	June 3, 2013
Behdad Eghbali

/s/ James Gallagher	Chief Financial Officer	June 3, 2013
James Gallagher

/s/ Joseph Park	Chief Executive Officer	June 3, 2013
Joseph Park